UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On December 13, 2021, Outerbridge issued the following press release:

Comtech’s Recent Disappointing Results Reaffirm Urgency of Electing Both Outerbridge Nominees to Company’s Board

Believes Poor First Quarter Performance – Including 14% Decline in Revenue and 61% Decline in EBITDA – Reflects Core Challenges Faced by Comtech and Inability to Deliver for Shareholders

Views Current Board’s Continued Lack of a Real Strategic Plan as Further Evidence that Shareholders Should Support Change and Reject Company’s Empty Promises of Future Growth

Believes Shareholders Should be Appalled that Comtech Spent $2.2 million of Shareholder Capital in Q1 on Advisor Fees for Proxy Fight and “Anticipates Incurring Similar Proxy Solicitation and Related
Costs” Next Quarter

Shareholders Must Act Now to Elect Outerbridge’s Independent Nominees to Ensure that a Real Strategic Review Process Occurs – Particularly Given the Bid from Acacia at $30 Per Share and Potential Interest from Other Suitors

Outerbridge Urges Shareholders to Vote on the WHITE Proxy Card FOR the Election of Highly Qualified and Fully Independent Nominees Wendi Carpenter and Sidney Fuchs

NEW YORK – December 13, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today commented on the Company’s 2022 first quarter earnings results issued on December 9, 2021. Outerbridge believes that the quarterly results further underscore the dramatic and urgent need for both its highly qualified director candidates – Wendi Carpenter and Sidney “Sid” Fuchs – to be elected to the Comtech Board of Directors (the “Board”) at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021:

“Comtech’s disappointing first quarter results highlight the core challenges faced by the Company. Instead of presenting a credible plan to turn around the business, Comtech continues to blame external factors for its poor performance and expects shareholders to put their faith in a ‘miraculous’ hockey stick-like growth trajectory in FQ4.

It is clear that Comtech’s long-entrenched leadership team has failed shareholders, and that its hand-picked Board, which lacks relevant experience in Comtech’s core end markets, has neither the capabilities nor the expertise to provide the appropriate level of strategic oversight that management so blatantly needs. The path forward is evident: it is time to add shareholder representatives to the Board with real industry experience who will hold management accountable.

Notably, first quarter results saw revenues fall 14% year-over-year and adjusted EBITDA fall 61%, while new bookings plummeted by 30% to the lowest level since the TCS merger, with all reported figures representing multi-year lows. This is especially distressing performance considering that last year’s FQ1 was severely impacted by COVID-19. We also note that the Government Solutions segment continues to slide, with revenues declining by 29.2% year-over-year from $53.4 million in FQ1 2021 to $37.8 million in FQ1 2022. Management continues to cite the troop withdrawal from Afghanistan and COVID-related supply chain constraints as reasons for poor performance without proposing any comprehensive plan to reverse this trend and effect a turnaround of the business. In contrast, many of Comtech’s peers have successfully managed these external challenges and reported strong revenue and earnings during the same period. We strongly believe that the addition of independent nominees Wendi Carpenter and Sid Fuchs, who collectively bring nearly seven decades of satellite, public safety, defense and government experience, will help fill the knowledge gap on the Board.

Not only has the Board failed to present a credible strategic plan to unlock shareholder value, but many of the ‘new’ ideas recently presented by 20-year Comtech executive Michael Porcelain are clearly in response to the recommendations made by Outerbridge. Outerbridge has advocated for a dedicated investor relations officer, a strategic review of subsidiaries and operating divisions, an optimized non-GAAP EPS metric, and enhanced segment reporting to include more detail regarding the 911 business. Only amid a proxy contest has Comtech finally yielded to certain demands; however, shareholders should question whether the same long-tenured executive team that failed to capitalize on these opportunities for decades can be trusted, without appropriate oversight, to steer Comtech to a brighter future.

Comtech’s FQ1 results further expose the lack of any rationale (other than shareholder disenfranchisement) for the dilutive PIPE transaction with White Hat Capital Partners LP and Magnetar Capital LLC (the “Dilutive PIPE Transaction”). For instance, quarterly operating cash flows were $4.8 million and capital expenditures were $3.6 million, indicating the Company did not need capital from the PIPE to finance its capex. Furthermore, in yet another example of its poor capital allocation strategy, Comtech used the proceeds of the PIPE, issued at no premium and with a 6.5% coupon, to pay down its 2.4% cash-cost revolver. Clearly, the only purpose of the Dilutive PIPE Transaction was to buy votes in the proxy contest it decided to pursue with Outerbridge.

Shareholders should also be appalled that Comtech disclosed it spent approximately $2.2 million of shareholder capital in FQ1 – roughly 40% of the quarter’s EBITDA – on advisor fees to defend its underqualified nominees in this proxy contest, and expects to spend similar amounts in its FQ2. Thus, nearly 5% of the Dilutive PIPE Transaction’s proceeds will have been wasted on a proxy contest that Comtech could have avoided had it added truly independent directors with relevant industry expertise to the Board. Once again, the current directors’ determination to resist independent industry experts from joining the Board at any cost reinforces that their interests are not aligned with shareholders.

We also note that Comtech has yet to provide any significant updates on the October 29, 2021, bid from Acacia Research Corp. (NASDAQ: ACTG) (“Acacia”), received less than two weeks after the Company’s announcement of the Dilutive PIPE Transaction. Indeed, the wide spread between Acacia’s $30 bid and Comtech’s $24.50 market price (a hefty 22% discount to the offer) indicates that shareholders lack confidence in the Board’s willingness to honor its fiduciary duties and undertake a comprehensive strategic review process. Given the deteriorating quarterly results on display in Comtech’s FQ1 report, we believe that Acacia’s offer has provided a floor to the share price, without which the stock may be significantly lower. Shareholders should recall that the incumbent management team has a reported history of turning down offers for the Company1 and undertook a public strategic review process in 2014 that yielded years of subsequent underperformance and value destruction.

1 Reuters, October 5, 2011, https://www.reuters.com/article/us-dealtalk-comtech/buyers-circle-comtech-amid-activist-pressure-idUSTRE7946AJ20111005.

We believe shareholders must act decisively by adding Outerbridge’s two highly qualified, independent nominees, Wendi Carpenter and Sid Fuchs, to the Board. It is vital that shareholders elect BOTH nominees in order to effect needed change at Comtech and to ensure shareholder interests remain paramount in the boardroom. This is particularly crucial given Comtech has recently telegraphed that the Board will effectively sideline Mr. Fuchs in the boardroom if he is elected by shareholders. Shareholders should be gravely concerned about the lengths to which Comtech is going to prevent new directors from joining the Board that will bring the relevant experience and skill sets to hold management accountable.

As a major shareholder, Outerbridge sees immense potential value in Comtech, but this will only be realized with immediate and substantive change at the Board level. Indeed, many of the concerns Outerbridge raised in its initial public letter on June 14, 2021 with regards to failures of execution, capital allocation, corporate governance, succession planning, and a management-controlled Board have been subsequently validated by Comtech’s poor results, the Dilutive PIPE Transaction, and other entrenchment maneuvers including the appointment of Michael Porcelain as CEO and director. Accordingly, it is now up to shareholders to take the necessary action the Board refuses to take itself, and use their votes to elect Wendi Carpenter and Sid Fuchs to Comtech’s Board.”

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on December 13, 2021, Outerbridge posted the following materials to www.restorecomtech.com: